Exhibit 99.1

National Bank Holdings Corporation Announces First Quarter 2015 Financial Results

Greenwood Village, Colorado - (PR Newswire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $1.2 million, or $0.03 per diluted share, for the first quarter of 2015, compared to net income of $2.3 million, or $0.06 per diluted share, for the fourth quarter of 2014 and $1.4 million, or $0.03 per diluted share, for the first quarter of 2014.

In announcing these results, Chief Executive Officer Tim Laney said, "We delivered on another quarter of solid loan growth, driven by $204 million in new loan originations and excellent credit quality.  We had a nice uptick in commercial activity as we have remained focused on deepening our relationships with our small to mid-sized clients and expanding our deposit base within our markets.  We continued to have success growing our average client demand deposits, which have grown 9.9% since the first quarter of last year, providing continued growth to our low-cost funding sources."

Mr. Laney added, "We remained active in repurchasing our shares during the first quarter and repurchased another 2.1 million shares, or 5.4% of our outstanding shares.  Since early 2013, we have repurchased 29.8% of our shares outstanding, at a weighted average price of $19.48.  In February, we announced another $50 million share repurchase authorization, so that we can continue the use of share repurchases as a means to opportunistically manage our shareholders' capital in the current environment."

Brian Lilly, Chief Financial Officer, added, “We continue to evaluate the progress of building our company by analyzing the financial results that are expected to emerge over time. We do this by excluding the impact of the non-cash FDIC indemnification asset amortization, FDIC loss-share income/expense, the large expense/income related to the workout of acquired OREO and problem loans, the impacts of the change in the warrant liability and conversion related expenses, which can be seen in our non-GAAP reconciliation starting on page 14. These items negatively impacted the first quarter by a net $0.14 per diluted share. The net impact of these items may fluctuate on a quarterly basis, but is expected to decrease over time in connection with the expiration of the FDIC loss-sharing agreements over the next couple of years and the decreasing problem asset workout expenses. The additional $0.14 per diluted share would have resulted in an adjusted net earnings per diluted share of $0.17 for the first quarter of 2015 compared to $0.15 for the first quarter of 2014. The adjusted return on average tangible assets was 0.60% during the first quarter. We feel that this analysis provides better clarity to the emerging profitability and the progress toward reaching our goal of 1% return on average tangible assets.”

First Quarter 2015 Highlights
(All comparisons refer to the fourth quarter of 2014, except as noted)

•	Grew the strategic loan portfolio by $77.1 million, or 15.9% annualized, driven by $203.7 million in originations.

•	Credit quality remained strong, as annualized net charge-offs in the non 310-30 portfolio were only 0.04% of average non 310-30 loans.

•	Successfully exited $23.2 million, or 46.7% annualized, of the remaining non-strategic loan portfolio.

•	Added a net $10.0 million to accretable yield for the acquired loans accounted for under ASC 310-30.

•	Average total deposits and client repurchase agreements grew $123.1 million, while higher-cost average time deposits declined $35.9 million.

•
Net interest income totaled $39.5 million, a $3.1 million decrease from the prior quarter. The quarterly decrease was primarily driven by the $1.7 million in accelerated loan accretion recognized during the prior quarter, lower balances of high-yielding purchased loans and two fewer days in the quarter.

•	FDIC loss-share related non-interest income totaled a negative $8.5 million, including $7.7 million of non-cash amortization of the FDIC indemnification asset.

•	Operating expenses decreased $1.4 million, or 15.2% annualized, from the prior quarter, while lower OREO gains drove a $3.6 million increase in total non-interest expense.

•
Repurchased 2.1 million shares during the first quarter, or 5.4% of outstanding shares. Since early 2013, 15.6 million shares have been repurchased, or 29.8% of then outstanding shares, at a weighted average price of $19.48.

•	At March 31, 2015, tangible common book value per share was $18.86 before consideration of the excess accretable yield value of $0.94 per share.

First Quarter 2015 Results
(All comparisons refer to the fourth quarter of 2014, except as noted)

Net Interest Income
Net interest income totaled $39.5 million, a $3.1 million decrease from the prior quarter, largely due to $1.7 million in accelerated loan accretion recognized during the fourth quarter of 2014, lower levels of higher-yielding purchased loans and two fewer days in the first quarter. Average interest earning assets increased $114.8 million, or 2.6%, to $4.5 billion from the prior quarter, due to higher levels of short-term investments that were driven by an increase in client repurchase agreements. The net interest margin narrowed to 3.59% during the first quarter of 2015 from 3.87% during the previous quarter (fully taxable equivalent), representing a narrowing of 28 basis points. The $1.7 million of accelerated loan accretion benefited the fourth quarter by 15 basis points. Additionally, the impact of the higher level of lower-yielding short-term investments that resulted from the additional client repurchase agreements narrowed the first quarter net interest margin by 10 basis points.

Loans
Strategic loans totaled $2.0 billion at March 31, 2015 and grew $77.1 million during the quarter, or 15.9% annualized. Included in strategic loans outstanding are $1.7 billion in originated balances, which increased $100.6 million, or 24.8% annualized, over the prior quarter. Loan originations totaled $203.7 million and increased $21.5 million, or 11.8%, from the prior quarter. Total loans ended the quarter at $2.2 billion, increasing $53.9 million during the quarter, or 10.1% annualized. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships totaled $178.5 million at March 31, 2015, decreasing $23.2 million during the quarter, or 46.7% annualized. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Identification as strategic for acquired loans was made at the time of acquisition. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our underwriting standards.

Energy sector loan balances totaled $149.6 million at March 31, 2015, representing 6.8% of total loans and 3.3% of earning assets and decreased from $161.8 million at December 31, 2014 as clients raised capital, increased cash positions and moderated borrowings in response to continued depressed oil and natural gas prices.

Asset Quality and Provision for Loan Losses
Purchased loans accounted for under 310-30 totaled $249.9 million at March 31, 2015 and decreased $29.8 million during the first quarter, an annualized decrease of 43.2%, reflecting workout efforts on these purchased loans. The quarterly fair value re-measurement on the 310-30 loans resulted in a favorable net transfer of $10.0 million from non-accretable difference to accretable yield, which will be recognized over the lives of the 310-30 pools. This increased the life-to-date economic benefit of the accretable yield transfers net of impairments on 310-30 loans to $196.5 million.

Non 310-30 loans totaled $2.0 billion and represented 88.7% of total loans at March 31, 2015. These loans are comprised of originated loans of $1.7 billion and acquired loans not accounted for under 310-30 of $220.2 million. Net charge-offs within the non 310-30 portfolio remained low at just 0.04% annualized, which reflects the prudent underwriting and well-selected clients within this portfolio. Non-performing non 310-30 loans (comprised of non-accrual loans and non-accrual TDRs) represented 0.58% of total non 310-30 loans, compared to 0.57% at December 31, 2014. A provision for loan losses on the non 310-30 loans of $1.4 million was recorded during the first quarter of 2015, which was $0.1 million lower than the prior quarter and brought the allowance for loan losses on non 310-30 loans to 0.92% before consideration of $7.0 million of remaining purchase accounting discounts.

OREO ended the quarter at $23.4 million, decreasing $5.7 million during the quarter. Gains on sales of OREO were $1.5 million during the first quarter (of which $0.7 million of the gains were covered by loss-sharing agreements with the FDIC) compared to $10.4 million in the previous quarter (of which $8.9 million were covered by loss-sharing agreements with the FDIC). Of the $23.4 million of OREO at March 31, 2015, $15.9 million, or 67.8%, were covered by loss-sharing agreements with the FDIC.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.7 billion during the first quarter, increasing $159.0 million, or 6.3%. Total deposits and client repurchase agreements averaged $4.0 billion during the first quarter, increasing $123.1 million during the quarter, or 3.2%, and was driven by a $40.5 million increase in average interest bearing demand, savings and money market deposits, coupled with a $113.6 million increase in client repurchase agreements. Higher-cost time deposits declined $35.9 million, or 10.6% annualized. Additionally, the average cost of total deposits declined one basis point from the prior quarter to 0.36% during the first quarter. The balance sheet continues to be strongly funded by client deposits and client repurchase agreements and at March 31, 2015, these client fundings comprised 97.4% of total liabilities.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related non-interest income, gain on previously charged-off acquired loans and OREO related income) totaled $7.4 million during the first quarter of 2015 and decreased $0.6 million, compared to the prior quarter. The decrease was primarily attributable to a $0.5 million decrease in service charges.

FDIC loss-share related non-interest income totaled a negative $8.5 million for the first quarter compared to a negative $14.2 million during the prior quarter, improving $5.7 million. The improvement was primarily due to a $5.5 million decrease in other FDIC loss-sharing income (expense) related to the sharing of gains on sales of several covered OREO properties in the fourth quarter, which was a particularly strong quarter of covered OREO resolution. As of March 31, 2015, the FDIC indemnification asset was $27.9 million. The FDIC indemnification asset amortization is expected to be between $14.0 million and $21.0 million for the remainder of 2015. The benefit of the increased client cash flows that contributes to the amortization of the FDIC indemnification asset is captured in the 310-30 accretable yield over the remaining life of the loan pools as most of the FDIC covered assets are accounted for in the 310-30 loan pools.

"We continue to have success in our workout efforts regarding our purchased troubled loan portfolio and related OREO assets," said Brian Lilly. "While this means higher returns on the covered loans, it also means we have to share the gains with the FDIC and as a result, we have lower expected reimbursements from the FDIC. This translates into additional non-cash write-downs of the FDIC indemnification asset receivable. In the first quarter, we wrote-down this receivable $7.7 million, or $0.12 per diluted share. While we expect that the FDIC loss-share related non-interest income will continue to fluctuate and be a reflection of our workout efforts, our current expectation is that the non-cash write-down of the FDIC indemnification asset receivable will be between $0.24 and $0.35 per diluted share for the remainder of 2015."

Non-Interest Expense
Total non-interest expense was $36.7 million during the first quarter of 2015, increasing $3.6 million from the previous quarter, largely due to the significant OREO gains recorded during the fourth quarter. Operating expenses, which exclude OREO expenses, problem loan expense, the impact from the change in the warrant liability and conversion-related expenses, totaled $36.4 million and decreased $1.4 million, driven by a $0.5 million decrease in salaries and benefits.

OREO and problem loan expenses totaled $0.4 million and increased $8.9 million from the prior quarter. The increase was due to the higher levels of OREO gains realized during the fourth quarter. OREO and problem loan expenses are expected to continue to fluctuate quarterly as the acquired problem asset portfolio is resolved.

An income tax benefit of $0.4 million was recorded during the first quarter. The tax benefit was a result of tax-exempt income exceeding taxable income for the quarter.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Shareholders’ equity totaled $762.7 million at March 31, 2015 and decreased $31.9 million from the prior quarter. The decrease was due to the repurchase of 2.1 million shares and was partially offset by a $6.2 million increase in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. The shares repurchased represented a 5.4% reduction in shares outstanding during the quarter, which brings the cumulative shares repurchased since early 2013 to 29.8% of the shares then outstanding.

Tangible common book value per share at March 31, 2015 was $18.86, compared to $18.63 at December 31, 2014, and the tangible common equity to tangible assets ratio decreased 1.15% to 14.10% at March 31, 2015.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the March 31, 2015 accretable yield balance on the 310-30 loans of $110.8 million would add $1.84 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on 310-30 loans and the amortization of the FDIC indemnification asset and then calculate the excess above a 4.0% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.94 after-tax to our tangible book value per share as of March 31, 2015.
Year-Over-Year Review
(All comparisons refer to the first quarter of 2014)

Net income for the first quarter of 2015 was $1.2 million, or $0.03 per diluted share, compared to net income of $1.4 million for the first quarter of 2014, or $0.03 per diluted share.  Net interest income totaled $39.5 million during the first quarter of 2015 and decreased $3.9 million, or 8.9%, from the first quarter of 2014, largely due to lower levels of higher-yielding purchased loans. Average interest earning assets remained relatively stable from the same quarter of the prior year, as increases in the originated loan portfolio and cash offset a reduction in the investment portfolio and non-strategic purchased loans. The continued resolution of the higher-yielding acquired non-strategic loan portfolio led to a 35 basis point narrowing of the net interest margin to 3.59% from 3.94% (fully taxable equivalent). The elevated level of lower-yielding short-term investments that resulted from the increased client repurchase agreements negatively impacted the first quarter 2015 margin by 10 basis points.
Loan balances as of March 31, 2015 totaled $2.2 billion and increased $254.7 million, or 13.0%, since March 31, 2014. Strategic loans increased $397.4 million since March 31, 2014, a 24.2% increase, on the strength of $856.0 million in loan originations between the two periods. The strong loan originations were the result of continued market penetration and the success of specialty lending groups. Non-strategic loans declined $142.7 million from a year ago, a 44.4% decrease, as a result of the continued workout progress on exiting acquired problem loans.
Average transaction deposits and client repurchase agreements totaled $2.7 billion during the first quarter of 2015 and increased $200.7 million from the same period in 2014, or 8.1%, and were led by a $133.1 million increase in client repurchase agreements and a $66.2 million increase in average demand deposits as a result of our strategic focus on relationship banking. Total deposits and client repurchase agreements averaged $4.0 billion during the first quarter of 2015, increasing $76.5 million, or 1.9%, from the first quarter of the prior year. The increase was primarily due to the aforementioned increases in client repurchase agreements coupled with the $66.2 million, or 9.9%, increase in demand deposits, and was somewhat offset by a $124.2 million, or 8.5%, decline in average time deposits. The mix of transaction deposits to total deposits improved to 65.4% at March 31, 2015 from 62.7% at March 31, 2014. Additionally, the average cost of total deposits declined one basis point to 0.36% in the first quarter of 2015 from 0.37% during the same period of 2014.
Provision for loan loss expense was $1.5 million during the first quarter of 2015, compared to $1.8 million during the first quarter of 2014, a decrease of $0.3 million. The decrease in provision was primarily due to improved credit quality as non 310-30 net charge-offs decreased to only 0.04% during the first quarter of 2015 compared to 0.09% during the same period of 2014.
Non-interest income was a negative $0.5 million during the first quarter of 2015 compared to a negative $0.4 million during the same period a year ago, a decrease of $0.1 million. Banking related non-interest income of $7.4 million during the first quarter of 2015 was up $0.5 million compared to the same period in the prior year as a result of increases in bank card fees, gain on sale of mortgages and bank owned life insurance income and were somewhat offset by a decrease in service charges. FDIC loss-share related income was relatively stable compared to the first quarter of the prior year.
Non-interest expense totaled $36.7 million in the first quarter of 2015 compared to $39.0 million during 2014, a decrease of $2.3 million, or 5.9%. Operating expenses of $36.4 million during the first quarter of 2015 decreased $1.2 million from the same quarter of 2014. The 3.3% year-over-year decrease in operating expenses was primarily due to lower salaries and benefits of $0.7 million as a result of a continued focus on operational efficiencies. OREO and problem loan expenses declined $1.9 million and were driven by $0.9 million higher net gains on OREO sales coupled with $1.2 million in lower OREO expenses. The benefit from the change in the fair value of the warrant liability was $0.5 million less during the first quarter of 2015 than the same quarter of the prior year.
Conference Call
Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, April 24, 2015. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/(615) 800-6832 (International) using the Conference ID of 16946906 and asking for the National Bank Holdings Corporation First Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through May 8, 2015, by dialing (855) 859-2056 (United States)/(404) 537-3406 (International) using the Conference ID of 16946906. The earnings release will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible common book value,” “tangible common book value per share,” “tangible common equity,” "tangible common equity to tangible assets," "fully taxable equivalent" metrics, "adjusted net income," "adjusted basic earnings per share," "adjusted diluted earnings per share," and "adjusted return on average tangible assets," are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), other risks and uncertainties listed from time to time in our reports and documents filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions; the Company's ability to successfully convert core operating systems, at the estimated cost, without significant business interruption and to realize the anticipated benefits; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; the share price of the Company’s stock; the Company's ability to realize deferred tax assets or the need for a valuation allowance; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and reporting system and procedures; regulatory limitations on dividends from the Company's bank subsidiary; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; widespread natural and other disasters, dislocations, political instability, acts of war or terrorist activities, cyberattacks or international hostilities; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:
Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, ir@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, media@nbhbank.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Total interest and dividend income	$43,087	$46,280	$46,885
Total interest expense	3,608	3,696	3,538
Net interest income before provision for loan losses	39,479	42,584	43,347
Provision for loan losses on 310-30 loans	50	(185)	(54)
Provision for loan losses on non 310-30 loans	1,403	1,450	1,823
Net interest income after provision for loan losses	38,026	41,319	41,578
Non-interest income:
FDIC indemnification asset amortization	(7,670)	(7,922)	(7,608)
Other FDIC loss-sharing expense	(810)	(6,313)	(957)
Service charges	3,327	3,872	3,540
Bank card fees	2,550	2,575	2,374
Gain on sale of mortgages, net	400	326	208
Other non-interest income	1,166	1,253	825
Gain on previously charged-off acquired loans	58	62	296
OREO related write-ups and other income	500	1,030	968
Total non-interest income (expense)	(479)	(5,117)	(354)
Non-interest expense:
Salaries and benefits	20,077	20,574	20,774
Occupancy and equipment	6,089	6,263	6,474
Professional fees	1,120	1,077	638
Other non-interest expense	8,111	8,539	8,376
Gain from the change in fair value of warrant liability	(390)	(219)	(898)
Intangible asset amortization	1,336	1,336	1,336
Other real estate owned (income) expenses	(418)	(8,979)	1,633
Problem loan expenses	799	448	685
Contract termination expenses	—	4,110	—
Total non-interest expense	36,724	33,149	39,018
Income before income taxes	823	3,053	2,206
Income tax (benefit) expense	(423)	774	775
Net income	$1,246	$2,279	$1,431
Income per share - basic	$0.03	$0.06	$0.03
Income per share - diluted	$0.03	$0.06	$0.03

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands, except share and per share data)
	March 31, 2015	December 31, 2014	March 31, 2014
ASSETS
Cash and cash equivalents	$490,104	$256,979	$197,815
Investment securities available-for-sale	1,413,414	1,479,214	1,720,840
Investment securities held-to-maturity	503,610	530,590	616,221
Non-marketable securities	27,050	27,045	31,109
Loans receivable, net	2,216,269	2,162,409	1,961,592
Allowance for loan losses	(18,873)	(17,613)	(13,972)
Loans, net	2,197,396	2,144,796	1,947,620
Loans held for sale	4,935	5,146	2,143
FDIC indemnification asset, net	27,854	39,082	56,677
Other real estate owned	23,417	29,120	65,983
Premises and equipment, net	104,334	106,341	112,534
Goodwill	59,630	59,630	59,630
Intangible assets, net	15,546	16,883	20,893
Other assets	123,760	124,820	82,122
Total assets	$4,991,050	$4,819,646	$4,913,587
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$758,763	$732,580	$689,248
Interest bearing demand deposits	390,523	386,121	398,429
Savings and money market	1,358,515	1,290,436	1,334,521
Total transaction deposits	2,507,801	2,409,137	2,422,198
Time deposits	1,324,661	1,357,051	1,443,898
Total deposits	3,832,462	3,766,188	3,866,096
Securities sold under agreements to repurchase	284,161	133,552	91,065
Federal Home Loan Bank advances	40,000	40,000	—
Other liabilities	71,751	85,331	60,577
Total liabilities	4,228,374	4,025,071	4,017,738
Shareholders' equity:
Common stock	512	512	512
Additional paid in capital	993,874	993,212	990,700
Retained earnings	39,866	40,528	39,121
Treasury stock	(283,661)	(245,516)	(134,953)
Accumulated other comprehensive income, net of tax	12,085	5,839	469
Total shareholders' equity	762,676	794,575	895,849
Total liabilities and shareholders' equity	$4,991,050	$4,819,646	$4,913,587
SHARE DATA
Average basic shares outstanding	38,028,506	39,439,646	44,819,644
Average diluted shares outstanding	38,028,612	39,444,330	44,863,138
Ending shares outstanding	36,797,787	38,884,953	44,486,467
Common book value per share	$20.73	$20.43	$20.14
Tangible common book value per share (1)	$18.86	$18.63	$18.44
Tangible common book value per share, excluding accumulated other comprehensive income(1)	$18.53	$18.48	$18.43
CAPITAL RATIOS
Average equity to average assets	15.88%	16.75%	18.34%
Tangible common equity to tangible assets (1)	14.10%	15.25%	16.96%
Leverage ratio	13.96%	14.98%	16.81%
(1) Represents a non-GAAP financial measure. See non-GAAP reconciliation starting on page 14.

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	March 31, 2015			December 31, 2014			March 31, 2014
	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans	ASC 310-30 Loans	Non 310-30 Loans	Total Loans
Commercial	$21,481	$832,724	$854,205	$22,956	$772,440	$795,396	$52,107	$530,462	$582,569
Agriculture	19,067	113,608	132,675	19,063	118,468	137,531	23,545	131,586	155,131
Commercial real estate	171,742	388,833	560,575	192,330	369,264	561,594	263,608	317,137	580,745
Residential real estate	33,158	602,904	636,062	40,761	591,939	632,700	60,467	548,758	609,225
Consumer	4,406	28,346	32,752	4,535	30,653	35,188	6,819	27,103	33,922
Total	$249,854	$1,966,415	$2,216,269	$279,645	$1,882,764	$2,162,409	$406,546	$1,555,046	$1,961,592
Covered	$142,345	$29,542	$171,887	$160,876	$32,821	$193,697	$244,322	$43,268	$287,590
Non-covered	107,509	1,936,873	2,044,382	118,769	1,849,943	1,968,712	162,224	1,511,778	1,674,002
Total	$249,854	$1,966,415	$2,216,269	$279,645	$1,882,764	$2,162,409	$406,546	$1,555,046	$1,961,592

Strategic/Non-Strategic Period-End Loan Balances:

	March 31, 2015			December 31, 2014			March 31, 2014
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$826,190	$28,015	$854,205	$765,114	$30,282	$795,396	$513,669	$68,900	$582,569
Agriculture	130,711	1,964	132,675	135,559	1,972	137,531	151,708	3,423	155,131
Owner-occupied commercial real estate	151,463	18,258	169,721	140,729	19,228	159,957	134,453	26,935	161,388
Commercial real estate	279,768	111,086	390,854	275,311	126,326	401,637	227,634	191,723	419,357
Residential real estate	618,631	17,431	636,062	610,583	22,117	632,700	581,451	27,774	609,225
Consumer	30,974	1,778	32,752	33,371	1,817	35,188	31,401	2,521	33,922
Total	$2,037,737	$178,532	$2,216,269	$1,960,667	$201,742	$2,162,409	$1,640,316	$321,276	$1,961,592

Originations:

	First	Fourth	Third	Second	First
	quarter	quarter	quarter	quarter	quarter
	2015	2014	2014	2014	2014
Commercial	$129,120	$102,732	$110,083	$133,671	$130,096
Agriculture	3,605	4,952	7,014	10,288	4,959
Owner-occupied commercial real estate	12,778	11,139	10,293	28,803	21,002
Commercial real estate	21,898	27,617	33,817	45,903	29,633
Residential real estate	33,042	31,680	35,404	44,539	27,812
Consumer	3,247	4,111	6,678	3,556	3,461
Total	$203,690	$182,231	$203,289	$266,760	$216,963

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	Three months ended March 31, 2015			Three months ended December 31, 2014			Three months ended March 31, 2014
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
ASC 310-30 loans	$266,573	$12,694	19.05%	$295,308	$14,195	19.23%	$424,335	$16,900	15.93%
Non 310-30 loans(1)(2)(3)(4)	1,917,774	19,682	4.16%	1,879,779	20,897	4.41%	1,480,674	16,506	4.52%
Investment securities available-for-sale	1,449,654	6,897	1.90%	1,529,101	7,273	1.90%	1,779,739	8,647	1.94%
Investment securities held-to-maturity	519,155	3,675	2.83%	545,735	3,855	2.83%	630,871	4,521	2.87%
Other securities	27,101	327	4.83%	26,997	302	4.47%	31,658	389	4.92%
Interest earning deposits and securities purchased under agreements to resell	329,637	207	0.25%	118,171	78	0.26%	130,355	81	0.25%
Total interest earning assets(4)	$4,509,894	$43,482	3.91%	$4,395,091	$46,600	4.21%	$4,477,632	$47,044	4.26%
Cash and due from banks	57,766			57,031			58,938
Other assets	365,996			391,582			386,388
Allowance for loan losses	(18,555)			(17,260)			(13,138)
Total assets	$4,915,101			$4,826,444			$4,909,820
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,718,010	$1,071	0.25%	$1,677,494	$1,075	0.25%	$1,716,638	$1,057	0.25%
Time deposits	1,339,897	2,328	0.70%	1,375,779	2,420	0.70%	1,464,120	2,449	0.68%
Securities sold under agreements to repurchase	227,584	45	0.08%	113,993	37	0.13%	94,443	32	0.14%
Federal Home Loan Bank advances	40,000	164	1.66%	39,565	164	1.64%	—	—	0.00%
Total interest bearing liabilities	$3,325,491	$3,608	0.44%	$3,206,831	$3,696	0.46%	$3,275,201	$3,538	0.44%
Demand deposits	733,230			728,345			667,009
Other liabilities	75,917			82,632			67,128
Total liabilities	4,134,638			4,017,808			4,009,338
Shareholders' equity	780,463			808,636			900,482
Total liabilities and shareholders' equity	$4,915,101			$4,826,444			$4,909,820
Net interest income		$39,874			$42,904			$43,506
Interest rate spread			3.47%			3.75%			3.82%
Net interest earning assets	$1,184,403			$1,188,260			$1,202,431
Net interest margin(4)			3.59%			3.87%			3.94%
Ratio of average interest earning assets to average interest bearing liabilities	135.62%			137.05%			136.71%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Includes originated loans with average balances of $1.7 billion, $1.6 billion and $1.2 billion, and interest income of $16.2 million, $17.1 million and $12.0 million, with yields of 3.88%, 4.16% and 4.16% for the three months ended March 31 2015, December 31, 2014 and March 31, 2014, respectively.

(3)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended March 31, 2015, December 31, 2014 and March 31, 2014 were $2.9 million, $3.6 million and $2.3 million, and interest income was $77 thousand, $83 thousand and $45 thousand for the same periods, respectively.

(4)
Presented on a fully taxable equivalent basis using the statutory tax rate of 35%. The tax equivalent adjustments included above are $395 thousand, $320 thousand and $159 thousand for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)
Allowance For Loan Losses Analysis (1):
	As of and for the three months ended:
	March 31, 2015			December 31, 2014			March 31, 2014
	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total	ASC 310-30	Non 310-30	Total
Beginning allowance for loan losses	$721	$16,892	$17,613	$907	$15,684	$16,591	$1,280	$11,241	$12,521
Net charge-offs	—	(193)	(193)	(1)	(242)	(243)	(2)	(316)	(318)
Provision (recoupment)/expense	50	1,403	1,453	(185)	1,450	1,265	(54)	1,823	1,769
Ending allowance for loan losses	$771	$18,102	$18,873	$721	$16,892	$17,613	$1,224	$12,748	$13,972
Ratio of annualized net charge-offs to average total loans during the period, respectively	0.00%	0.04%	0.04%	0.00%	0.05%	0.04%	0.00%	0.09%	0.07%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.31%	0.92%	0.85%	0.26%	0.90%	0.81%	0.30%	0.82%	0.71%
Ratio of allowance for loan losses to total non-performing loans at period end, respectively	0.00%	159.38%	166.16%	0.00%	156.22%	162.89%	0.00%	130.91%	143.48%
Total loans	$249,854	$1,966,415	$2,216,269	$279,645	$1,882,764	$2,162,409	$406,546	$1,555,046	$1,961,592
Average total loans during the period	$266,573	$1,917,774	$2,184,347	$295,308	$1,876,203	$2,171,511	$424,335	$1,478,336	$1,902,671
Total non-performing loans(2)	$—	$11,358	$11,358	$—	$10,813	$10,813	$—	$9,738	$9,738

Past Due Loans(1):
	March 31, 2015			December 31, 2014			March 31, 2014
	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total	ASC 310-30 Loans	Non 310-30 Loans	Total
Loans 30-89 days past due and still accruing interest	$1,738	$1,186	$2,924	$7,016	$1,142	$8,158	$25,873	$4,551	$30,424
Loans 90 days past due and still accruing interest	24,797	174	24,971	33,834	263	34,097	47,789	53	47,842
Non-accrual loans	—	$4,907	4,907	—	3,840	3,840	—	6,140	6,140
Restructured loans on non-accrual	—	6,451	6,451	—	6,973	6,973	—	3,598	3,598
Total past due and non-accrual loans	$26,535	$12,718	$39,253	$40,850	$12,218	$53,068	$73,662	$14,342	$88,004
Total 90 days past due and still accruing interest and non-accrual loans to total loans, respectively	9.92%	0.59%	1.64%	12.10%	0.59%	2.08%	11.75%	0.63%	2.94%
Total non-accrual loans to total loans, respectively	0.00%	0.58%	0.51%	0.00%	0.57%	0.50%	0.00%	0.63%	0.50%
% of total past due and non-accrual loans that carry fair value marks	100.00%	33.97%	78.61%	100.00%	34.66%	84.96%	100.00%	46.78%	91.33%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	85.59%	9.95%	61.08%	87.41%	11.39%	69.91%	79.13%	15.67%	68.79%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	March 31, 2015			December 31, 2014			March 31, 2014
	Non-covered	Covered	Total	Non-covered	Covered	Total	Non-covered	Covered	Total
Non-accrual loans	$4,816	$91	$4,907	$3,729	$111	$3,840	$5,627	$513	$6,140
Restructured loans on non-accrual	5,388	1,063	6,451	5,767	1,206	6,973	1,936	1,662	3,598
Total non-performing loans(2)	10,204	1,154	11,358	9,496	1,317	10,813	7,563	2,175	9,738
OREO	7,529	15,888	23,417	10,653	18,467	29,120	29,418	36,565	65,983
Other repossessed assets	829	—	829	829	20	849	784	302	1,086
Total non-performing assets	$18,562	$17,042	$35,604	$20,978	$19,804	$40,782	$37,765	$39,042	$76,807
Loans 90 days or more past due and still accruing interest	$99	$75	$174	$188	$75	$263	$53	$—	$53
Accruing restructured loans(3)	$6,817	$1,846	$8,663	$9,489	$9,786	$19,275	$17,800	$4,720	$22,520
Allowance for loan losses			$18,873			$17,613			$13,972
Total non-performing loans to total non-covered, total covered, and total loans, respectively	0.50%	0.67%	0.51%	0.48%	0.68%	0.50%	0.45%	0.76%	0.50%
Loans 90 days or more past due and still accruing interest to total non-covered loans, total covered loans, and total loans, respectively	0.00%	0.04%	0.01%	0.01%	0.04%	0.01%	0.00%	0.00%	0.00%
Total non-performing assets to total assets			0.71%			0.85%			1.56%
Allowance for loan losses to non-performing loans			166.16%			162.89%			143.48%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Non-performing loans were redefined during the third quarter of 2014 to only include non-accrual loans and restructured loans on non-accrual. All previous periods have been restated.
(3) Includes restructured loans less than 90 days past due and still accruing interest.

Changes in Accretable Yield:
	For the three months ended			Life-to-date
	March 31, 2015	December 31, 2014	March 31, 2014	March 31, 2015
Accretable yield at beginning of period	$113,463	$113,108	$130,624	$—
Additions through acquisitions	—	—	—	214,994
Reclassification from non-accretable difference to accretable yield	11,186	16,858	6,164	245,122
Reclassification to non-accretable difference from accretable yield	(1,137)	(2,308)	(590)	(24,733)
Accretion	(12,694)	(14,195)	(16,900)	(324,565)
Accretable yield at end of period	$110,818	$113,463	$119,298	$110,818

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Key Ratios(1)
Return on average assets	0.10%	0.19%	0.12%
Return on average tangible assets(2)	0.17%	0.26%	0.19%
Adjusted return on average tangible assets(2)	0.60%	0.71%	0.65%
Return on average equity	0.65%	1.12%	0.64%
Return on average tangible common equity(2)	1.18%	1.66%	1.10%
Interest earning assets to interest bearing liabilities (end of period)(3)	135.28%	137.36%	137.14%
Loans to deposits ratio (end of period)	57.96%	57.55%	50.79%
Non-interest bearing deposits to total deposits (end of period)	19.80%	19.45%	17.83%
Net interest margin(4)	3.55%	3.84%	3.93%
Net interest margin (fully taxable equivalent)(2)(4)	3.59%	3.87%	3.94%
Interest rate spread(5)	3.47%	3.75%	3.82%
Yield on earning assets(3)	3.87%	4.18%	4.25%
Yield on earning assets (fully taxable equivalent)(2)(3)	3.91%	4.21%	4.26%
Cost of interest bearing liabilities(3)	0.44%	0.46%	0.44%
Cost of deposits	0.36%	0.37%	0.37%
Non-interest expense to average assets	3.03%	2.72%	3.22%
Efficiency ratio (fully taxable equivalent) (2)(6)	89.83%	84.19%	87.32%
Adjusted efficiency ratio (fully taxable equivalent)(2)(6)	74.04%	71.58%	71.87%
Asset Quality Data (7)(8)(9)
Non-performing loans to total loans	0.51%	0.50%	0.50%
Covered non-performing loans to total non-performing loans	10.16%	12.18%	22.34%
Non-performing assets to total assets	0.71%	0.85%	1.56%
Covered non-performing assets to total non-performing assets	47.87%	48.56%	50.83%
Allowance for loan losses to total loans	0.85%	0.81%	0.71%
Allowance for loan losses to total non-covered loans	0.92%	0.89%	0.83%
Allowance for loan losses to non-performing loans	166.16%	162.89%	143.48%
Net charge-offs to average loans	0.04%	0.04%	0.07%
(1) Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure. See non-GAAP reconciliations starting on page 14.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income on a fully taxable equivalent basis.
(7)
Non-performing loans consist of non-accruing loans and restructured loans on non-accrual, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures and Reconciliations
(Dollars in thousands, except share and per share data)

Statements of Financial Condition

	March 31, 2015	December 31, 2014	March 31, 2014
Total shareholders' equity	$762,676	$794,575	$895,849
Less: goodwill and intangible assets, net	(75,176)	(76,513)	(80,523)
Add: deferred tax liability related to goodwill	6,609	6,222	5,059
Tangible common equity (non-GAAP)	$694,109	$724,284	$820,385

Total assets	$4,991,050	$4,819,646	$4,913,587
Less: goodwill and intangible assets, net	(75,176)	(76,513)	(80,523)
Add: deferred tax liability related to goodwill	6,609	6,222	5,059
Tangible assets (non-GAAP)	$4,922,483	$4,749,355	$4,838,123

Tangible common equity to tangible assets calculations:
Total shareholders' equity to total assets	15.28%	16.49%	18.23%
Less: impact of goodwill and intangible assets, net	(1.18%)	(1.24%)	(1.27%)
Tangible common equity to tangible assets (non-GAAP)	14.10%	15.25%	16.96%

Common book value per share calculations:
Total shareholders' equity	$762,676	$794,575	$895,849
Divided by: ending shares outstanding	36,797,787	38,884,953	44,486,467
Common book value per share	$20.73	$20.43	$20.14

Tangible common book value per share calculations:
Tangible common equity (non-GAAP)	$694,109	$724,284	$820,385
Divided by: ending shares outstanding	36,797,787	38,884,953	44,486,467
Tangible common book value per share (non-GAAP)	$18.86	$18.63	$18.44

Tangible common book value per share, excluding accumulated other comprehensive income calculations:
Tangible common equity (non-GAAP)	$694,109	$724,284	$820,385
Less: accumulated other comprehensive income, net of tax	(12,085)	(5,839)	(469)
Tangible common book value, excluding accumulated other comprehensive income, net of tax (non-GAAP)	682,024	718,445	819,916
Divided by: ending shares outstanding	36,797,787	38,884,953	44,486,467
Tangible common book value per share, excluding accumulated other comprehensive income, net of tax (non-GAAP)	$18.53	$18.48	$18.43

Return on Average Tangible Assets and Return on Average Tangible Equity
	As of and for the three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net income	$1,246	$2,279	$1,431
Add: impact of core deposit intangible amortization expense, after tax	815	815	808
Net income adjusted for impact of core deposit intangible amortization expense, after tax	$2,061	$3,094	$2,239

Average assets	$4,915,101	$4,826,444	$4,909,820
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	69,379	71,080	76,271
Average tangible assets (non-GAAP)	$4,845,722	$4,755,364	$4,833,549

Average shareholder's equity	$780,463	$808,636	$900,482
Less: average goodwill and intangible assets, net of deferred tax asset related to goodwill	69,379	71,080	76,271
Average tangible common equity (non-GAAP)	$711,084	$737,556	$824,211

Return on average assets	0.10%	0.19%	0.12%
Return on average tangible assets (non-GAAP)	0.17%	0.26%	0.19%
Return on average equity	0.65%	1.12%	0.64%
Return on average tangible common equity (non-GAAP)	1.18%	1.66%	1.10%

Fully Taxable Equivalent Yield on Earning Assets and Net Interest Margin
	As of and for the three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income	$43,087	$46,280	$46,885
Add: impact of taxable equivalent adjustment	395	320	159
Interest income, fully taxable equivalent (non-GAAP)	$43,482	$46,600	$47,044

Net interest income	$39,479	$42,584	$43,347
Add: impact of taxable equivalent adjustment	395	320	159
Net interest income, fully taxable equivalent (non-GAAP)	$39,874	$42,904	$43,506

Average earning assets	4,509,894	4,395,091	4,477,632
Yield on earning assets	3.87%	4.18%	4.25%
Yield on earning assets,fully taxable equivalent (non-GAAP)	3.91%	4.21%	4.26%
Net interest margin	3.55%	3.84%	3.93%
Net interest margin, fully taxable equivalent (non-GAAP)	3.59%	3.87%	3.94%

Adjusted Efficiency Ratio
	As of and for the three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net interest income	$39,479	$42,584	$43,347
Add: impact of taxable equivalent adjustment	395	320	159
Net interest income, fully taxable equivalent (non-GAAP)	$39,874	$42,904	$43,506

Non-interest income	$(479)	$(5,117)	$(354)
Add: FDIC indemnification asset amortization	7,670	7,922	7,608
Add: FDIC loss sharing expense	810	6,313	957
Less: gain on sale of previously charged-off acquired loans	(58)	(62)	(296)
Less: impact of OREO related write-ups and other income	(500)	(1,030)	(968)
Adjusted non-interest income (non-GAAP)	$7,443	$8,026	$6,947

Non-interest expense adjusted for core deposit intangible asset amortization	$35,388	$31,813	$37,682
Less: impact of change in fair value of warrant liabilities	390	219	898
Less: other real estate owned expenses	418	8,979	(1,633)
Less: problem loan expenses	(799)	(448)	(685)
Less: contract termination expenses	—	(4,110)	—
Less: conversion related expenses	(364)	—	—
Adjusted non-interest expense (non-GAAP)	$35,033	$36,453	$36,262

Efficiency ratio	90.74%	84.91%	87.65%
Efficiency ratio (fully taxable equivalent) (non-GAAP)	89.83%	84.19%	87.32%
Adjusted efficiency ratio (fully taxable equivalent) (non-GAAP)	74.04%	71.57%	71.87%

Adjusted Financial Results
	For the three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Adjustments to diluted earnings per share:
Income per share - diluted	$0.03	$0.06	$0.03
Adjustments to diluted earnings per share (non-GAAP)(1)	0.14	0.13	0.12
Adjusted diluted earnings per share (non-GAAP)(1)	$0.17	$0.19	$0.15
Adjustments to return on average tangible assets:
Annualized adjustments to net income (non-GAAP)(1)	$20,716	$21,384	$22,196
Divided by: average tangible assets (non-GAAP)	4,845,722	4,755,364	4,833,549
Adjustments to return on average tangible assets (non-GAAP)	0.43%	0.45%	0.46%
Return on average tangible assets (non-GAAP)	0.17%	0.26%	0.19%
Adjusted return on average tangible assets (non-GAAP)	0.60%	0.71%	0.65%
Adjustments to net income:
Net income	$1,246	$2,279	$1,431
Adjustments to net income (non-GAAP)(1)	5,108	5,390	5,473
Adjusted net income (non-GAAP)	$6,354	$7,669	$6,904
(1) Adjustments
Non-interest income adjustments:
Plus: FDIC indemnification asset amortization	$7,670	$7,922	$7,608
Plus: other FDIC loss sharing income (loss)	810	6,313	957
Less: gain on recoveries of previously charged-off acquired loans	(58)	(62)	(296)
Less: OREO related write-ups and other income	(500)	(1,030)	(968)
Total non-interest income adjustments (non-GAAP)	$7,922	$13,143	$7,301
Non-interest expense adjustments:
Less: other real estate owned expenses	$418	$8,979	$(1,633)
Less: problem loan expenses	(799)	(448)	(685)
Plus: warrant change	390	219	898
Less: contract termination expenses	—	(4,110)	—
Less: conversion related expenses	(364)	—	—
Total non-interest expense adjustments (non-GAAP)	$(355)	$4,640	$(1,420)
Pre-tax adjustments	8,277	8,503	8,721
Collective tax expense impact	(3,169)	(3,113)	(3,248)
Adjustments to net income (non-GAAP)	$5,108	$5,390	$5,473